Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended September 30, 2011

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 26, 2011--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss for the third quarter of 2011 of $24.0 million, or $1.46 per diluted share, compared to a net loss of $14.9 million for the second quarter of 2011 and a net loss of $75.2 million for the third quarter of 2010. The results for the third quarter of 2011 included a provision for loan and lease losses of $46.4 million, down from $59.2 million for the second quarter of 2011 and from $120.5 million for the third quarter of 2010. While results show an increase in net interest income and a decrease in non-interest expenses, they were offset by lower gains on sales of investment securities and mortgage loans and by a $4.4 million loss from the Bank’s investment in an unconsolidated entity for the third quarter of 2011. The net loss for the nine-month period ended September 30, 2011 was $67.4 million, or $4.17 per diluted share, compared to a net loss of $272.9 million for the same period in 2010. Except for ratios identified as pro-forma, all per share data included in this press release has been computed without giving effect to the issuance of 150 million shares of the Corporation’s common stock in connection with the recently completed capital raise.

Completion of Capital Raise:

•
On October 7, 2011, the Corporation completed the previously announced private placement of $525 million of common stock to institutional investors and converted the 424,174 shares of its Fixed Rate Cumulative Mandatorily Convertible Series G Preferred Stock (“Series G Preferred Stock”) held by the U.S. Treasury into 32.9 million shares of common stock. Following the issuance of common stock in the capital raise and the conversion of the Series G Preferred Stock, the Corporation has 204.2 million common shares outstanding.

•
Pro-forma regulatory Total capital, Tier 1 capital and Leverage ratios as of September 30, 2011 for the Corporation of 16.84%, 15.51% and 11.41%, respectively, reflecting the $525 million capital raise (net of offering costs and the payment of cumulative dividends on the Series G Preferred Stock).

•
Pro-forma Tangible Common Equity and Tier 1 common equity to risk-weighted assets ratios as of September 30, 2011 for the Corporation of 9.69% and 12.76%, respectively, reflecting the $525 million capital raise (net of offering costs and the payment of cumulative dividends on the Series G Preferred Stock) and the conversion of the Series G Preferred Stock.

•
Pro-forma regulatory Total capital, Tier 1 capital and Leverage ratios as of September 30, 2011 for the Corporation’s wholly owned banking subsidiary, FirstBank, of 16.33%, 15.01% and 11.06%, respectively, reflecting $435 million of the capital raise contributed to the Bank. All ratios substantially in excess of the minimum requirements under the Consent Order with the FDIC.

2011 Third Quarter Highlights Compared with 2011 Second Quarter:

•	Credit quality trends continued to improve:

•	Provision for loan and lease losses decreased $12.7 million to $46.4 million.

•	The level of non-performing loans decreased for the sixth consecutive quarter, the decline from the second quarter of 2011 was $24.7 million to $1.19 billion.

•	Net charge-offs declined $12.4 million to $67.6 million, or 2.50% of average loans.

•
Net interest income, excluding fair value adjustments, increased $1.2 million and net interest margin increased 18 basis points to 2.82%, mainly reflecting the use of proceeds from sales, calls and maturities of low-yielding investment securities and liquidity obtained from the growth in core deposits to pay down borrowings at higher interest rates. By selling low-yielding investments and increasing the proportion of loans to total earning assets, the Corporation enhanced the overall yield of its interest-earnings assets.

•
Non-interest expenses decreased $3.5 million to $82.9 million, reflecting decreases in almost all major categories including marketing, losses related to real estate owned (REO) operations and a decline in the provision for unfunded loan commitments.

•	Non-interest income decreased $24.9 million to $14.0 million:

•
Previous quarter included a gain of $20.2 million realized on the sale of $290 million of U.S. agency mortgage-backed securities (“MBS”) and a $6.8 million gain on the bulk sale of $282 million of performing residential mortgage loans, both in connection with deleveraging strategies contemplated in the Corporation’s capital plan.

•
Sale of $500 million of low-yielding U.S. Treasury notes as part of the Corporation’s balance sheet restructuring strategies, realizing a gain of $9.0 million, which was offset by a $9.0 million loss on the early termination of $200 million high-cost repurchase agreements.

•	Gain of $3.5 million recorded in connection with a tender offer of the Puerto Rico Housing Finance Authority.

•
Non-cash charges in the third quarter of $4.4 million related to FirstBank’s investment in the unconsolidated entity to which FirstBank sold loans in February 2011, or $2.8 million higher than the loss recorded in the second quarter.

•	Balance sheet and capital position:

•
Decrease in total assets by $638.4 million, or 4%, to $13.5 billion primarily related to sales, calls and maturities of investment securities resulting in proceeds used in part to pay down brokered CDs and for the early termination of repurchase agreements.

•	Increase in core deposits of $259.5 million, or 4%, while brokered CDs decreased by $713.7 million, or 14%.

•	Total capital, Tier 1 capital and Leverage ratios of the Corporation were 12.39%, 11.07% and 8.41%, respectively, compared to 12.40%, 11.08% and 8.04%, respectively, for the previous quarter.

•
Regulatory Total capital, Tier 1 capital and Leverage ratios of the Corporation’s wholly owned banking subsidiary, FirstBank were 12.15%, 10.84% and 8.24%, respectively, compared to 12.15%, 10.83%, and 7.87%, respectively, for the previous quarter. All of the capital ratios as of September 30, 2011 are above the minimum required under the Consent Order with the FDIC.

•	4.79% Tier 1 common risk-based capital ratio, down from 4.93%.

•	3.84% tangible common equity ratio, same as previous quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented “We are pleased with the successful completion of the capital raise efforts and the achievement of very strong capital levels. For the past several quarters we have focused our strategies and efforts on improving our capital position, reducing risk in the loan portfolio and positioning ourselves to return to a path of sustained profitability. Now that we have completed the capital raise, our priorities will focus on rebuilding top line revenues while continuing to improve asset quality by achieving targeted reductions in non-performing loans. However, economy and market conditions continue to pose challenges to our industry”.

Mr. Aleman continued, “Through this recapitalization process, our franchise has remained strong, loan origination for the third quarter, including renewals and refinancings, reached $768 million across all business segments, and core deposits increased $259.5 million, or 4%, coupled with the launching of new deposit products.”

“Through the commitment of our Board of Directors, management and employees, we are determined to continue delivering tailored banking products and the personal service that will best serve our clients and enhance shareholder value,” concluded Mr. Alemán.

The following table provides details with respect to the calculation of (loss) earnings per common share for the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010 and for the nine-month periods ended September 30, 2011 and 2010:

(In thousands, except per share information)	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Net loss	$(24,046)	$(14,924)	$(75,233)	$(67,390)	$(272,872)
Cumulative non-convertible preferred stock dividends (Series F)	-	-	(1,618)	-	(11,618)
Cumulative convertible preferred stock dividend (Series G)	(5,302)	(5,302)	(4,183)	(15,906)	(4,183)
Preferred stock discount accretion (Series G and F) (1)	(1,795)	(1,979)	(1,688)	(5,489)	(4,010)
Favorable impact from issuing common stock in exchange for Series A through E preferred stock, net of issuance costs (2)
	-	-	385,387	-	385,387
Favorable impact from issuing Series G mandatorily convertible preferred stock in exchange for Series F preferred stock (3)
	-	-	55,122	-	55,122

Net (loss) income attributable to common stockholders - basic	$(31,143)	$(22,205)	$357,787	$(88,785)	$147,826
Convertible preferred stock dividends and accretion	-	-	5,626	-	5,626
Net (loss) income attributable to common stockholders - diluted	$(31,143)	$(22,205)	$363,413	$(88,785)	$153,452

Average common shares outstanding (4)	21,303	21,303	11,432	21,303	7,942
Average potential common shares (4)(5)	-	-	75,119	-	25,315
Average common shares outstanding -
assuming dilution (4)	21,303	21,303	86,552	21,303	33,257

Basic (loss) earnings per common share (4)	$(1.46)	$(1.04)	$31.30	$(4.17)	$18.61
Diluted (loss) earnings per common share (4)	$(1.46)	$(1.04)	$4.20	$(4.17)	$4.61

(1) Includes a non-cash adjustment of $0.2 million for the quarter ended June 30, 2011 and nine-month period ended September 30, 2011 as an acceleration of the Series G preferred stock discount accretion pursuant to a second amendment to the exchange agreement with the U.S. Treasury, the sole holder of the Series G Preferred Stock, that provided for a six months extension to the date by when the Corporation is required to complete an equity raise in order to compel the conversion of the Series G Preferred Stock into common stock.

(2) Excess of carrying amount of Series A through E preferred stock exchanged over the fair value of new common shares issued in the third quarter of 2010.

(3) Excess of carrying amount of Series F preferred stock exchanged and original warrant over the fair value of Series G preferred stock issued in the third quarter of 2010 and amended warrant.

(4) All share and per share data has been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.

(5) Assumes conversion of the Series G convertible preferred stock at the time of issuance based on the most advantageous conversion rate from the standpoint of the security holder.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Capital Plan Update

On October 7, 2011, the Corporation successfully completed a $525 million capital raise. New capital investment proceeds amounted to approximately $490.4 million (net of offering costs), of which $435 million have been contributed to the Corporation’s wholly owned banking subsidiary, FirstBank. As previously announced, lead investors include funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) and Oaktree Capital Management, L.P. (“Oaktree”) purchased an aggregate of $348.2 million ($174.1 million each investor) of common stock of the Corporation.

In connection with the closing, the Corporation issued 150 million shares of common stock at $3.50 per share to institutional investors. Upon the time of completion of the transaction and the conversion into common stock of the Series G Preferred Stock held by the U.S. Treasury, each of THL and Oaktree became owners of 24.36% of the Corporation’s 204.2 million shares of common stock outstanding. Subsequent to the closing, in a related transaction, on October 12, 2011, THL purchased in the aggregate 937,493 shares of common stock from certain of the institutional investors who participated in the capital raise transaction. At the date of issuance of this press release, THL and Oaktree own 24.82% and 24.36%, respectively, of the total shares of common stock outstanding. As part of the capital raise a representative from each of these two new investors has been appointed to the Bank’s Board of Directors. The new Bank’s Board members include Thomas M. Hagerty, a Managing Director at THL and Michael P. Harmon, a Managing Director with the Principal Group of Oaktree. In addition, Mr. Roberto R. Herencia was appointed as the new non-executive chairman of the Bank and the Corporation’s Board of Directors.

The completion of the capital raise allowed the conversion of the 424,174 shares of the Corporation’s Series G Preferred Stock, held by the U.S. Treasury, into 32.9 million shares of common stock at a conversion price of $9.66. This conversion required for completion the payment of $26.4 million for past due undeclared cumulative dividends on the Series G Preferred Stock. The book value of the Series G Preferred Stock was approximately $277 million greater than the $89.6 million fair value of the common stock issued to the U.S. Treasury in the exchange. Although the excess book value of approximately $277 million will be treated as a non-cash increase in income available to common shareholders in the fourth quarter of 2011, it has no effect on the Corporation’s overall equity or its regulatory capital.

With the $525 million capital infusion and the conversion to common stock of the Series G Preferred Stock held by the U.S. Treasury (after deducting estimated offering expenses and the $26.4 million payment of cumulative dividends on the Series G Preferred Stock), the Corporation increased its total common equity by approximately $830 million.

The following depicts the pro forma impact of the issuance of shares in the capital raise and in the conversion of the Series G Preferred Stock on the capital ratios of the Bank and the Corporation at September 30, 2011 (giving effect to $435 million being downstreamed to the Bank).

	FDIC
	Consent Order	As of September 30, 2011
Regulatory Capital Ratios	Minimum Requirements	Actual	Pro forma

First Bank:

Total capital (Total capital to risk-weight assets)	12.00%	12.15%	16.33%
Tier 1 capital (Tier 1 capital to risk-weight assets)	10.00%	10.84%	15.01%
Leverage (Tier 1 capital to average assets)	8.00%	8.24%	11.06%

	As of September 30, 2011
Capital Ratios	Actual	Pro forma

First BanCorp:

Total capital (Total capital to risk-weight assets)	12.39%	16.84%
Tier 1 capital (Tier 1 capital to risk-weight assets)	11.07%	15.51%
Leverage (Tier 1 capital to average assets)	8.41%	11.41%
Tangible common equity (tangible common equity to tangible assets)	3.84%	9.69%
Tier 1 common equity to risk-weight assets	4.79%	12.76%
Tangible book value per common share	$24.22	$6.60

On October 25, 2011, the Corporation commenced a rights offering to sell 10,651,835 shares of common stock to stockholders who owned common stock at the close of business on September 6, 2011 (the “Record Date”). Stockholders who owned shares of common stock of the Corporation as of the Record Date received at no charge a transferable right to purchase newly-issued shares of common stock in the rights offering at the same $3.50 price per share paid by investors in the capital raise. Each right will entitle stockholders to purchase one newly-issued share for every two shares of common stock owned on the Record Date.

Earnings Highlights

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Earnings (in thousands)
Net loss	$(24,046)	$(14,924)	$(28,420)	$(251,436)	$(75,233)
Net (loss) income attributable to common stockholders - basic	$(31,143)	$(22,205)	$(35,437)	$(269,871)	$357,787
Net (loss) income attributable to common stockholders - diluted	$(31,143)	$(22,205)	$(35,437)	$(269,871)	$363,413
Adjusted Pre-Tax, Pre-Provision Income (1)	$29,056	$30,045	$41,965	$38,861	$44,874

Common share data (2)
(Loss) earnings per common share basic	$(1.46)	$(1.04)	$(1.66)	$(12.67)	$31.30
(Loss) earnings per common share diluted	$(1.46)	$(1.04)	$(1.66)	$(12.67)	$4.20

Financial ratios
Return on average assets	-0.69%	-0.41%	-0.75%	-6.16%	-1.73%
Return on average common equity	-21.33%	-14.77%	-23.42%	-120.42%	-50.80%
Total capital	12.39%	12.40%	11.97%	12.02%	13.26%
Tier 1 capital	11.07%	11.08%	10.65%	10.73%	11.96%
Leverage	8.41%	8.04%	7.78%	7.57%	8.34%
Tangible common equity (3)	3.84%	3.84%	3.71%	3.80%	5.21%
Tier 1 common equity to risk-weight assets (3)	4.79%	4.93%	4.82%	5.01%	6.62%
Net interest margin (4)	2.86%	2.68%	2.89%	2.88%	2.83%
Efficiency	76.63%	64.84%	56.46%	69.54%	66.69%

Common shares outstanding (2)	21,303,669	21,303,669	21,303,669	21,303,669	21,303,669

Average common shares outstanding (2)
Basic	21,302,949	21,302,949	21,302,949	21,302,672	11,432,204
Diluted	21,302,949	21,302,949	21,302,949	21,302,672	86,551,688

(1) Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.
(2) All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
(3) Non-GAAP measures, see Tangible Common Equity and Basis of Presentation sections below for additional information.
(4) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Tables 2 and 3) for additional information about this non-GAAP measure.

The higher net loss for the quarter ended September 30, 2011, compared to the second quarter of 2011, was mainly driven by higher gains on sales of investment securities and residential mortgage loans completed in the previous quarter as part of deleveraging strategies contemplated in the Corporation’s capital plan. Non-cash charges of $4.4 million related to the Bank’s equity investment in the unconsolidated entity that acquired certain of the Corporation’s loans in the first quarter of 2011, and negative adjustments of $2.6 million related to changes in the fair value of derivative instruments and certain medium-term notes also contributed to a higher net loss during the third quarter. The latter was primarily a result of a significant reduction in market interest rates, as well as the expectation for a sustained low interest rate environment. The reduction in rates is reflected in the discount factors of the instruments’ projected cash flows. These variances were partially offset by a $12.7 million reduction in the provision for loan and lease losses, a $3.5 million reduction in non-interest expenses and improvements in the net interest margin.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease losses and certain significant items (See “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation” for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $29.1 million in the 2011 third quarter, down from $30.0 million in the prior quarter:

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Loss before income taxes	$(21,158)	$(12,318)	$(24,834)	$(158,016)	$(76,196)
Add: Provision for loan and lease losses	46,446	59,184	88,732	196,347	120,482
Less: Net (gain) loss on sale and OTTI of investment securities	(12,156)	(21,342)	(19,341)	620	(48,281)
Less: gain on sale of FirstBank Insurance VI	-	-	(2,845)	-	-
Add: Unrealized loss (gain) on derivatives instruments and liabilities
measured at fair value	2,555	1,162	253	(90)	1,464
Add: Loss on early extinguishment of borrowings	9,012	1,823	-	-	47,405
Add: Equity in losses of unconsolidated entities	4,357	1,536	-	-	-
Adjusted Pre-tax, pre-provision income (1)	$29,056	$30,045	$41,965	$38,861	$44,874

Change from most recent prior quarter - amount	$(989)	$(11,920)	$2,761	$(4,459)	$7,671
Change from most recent prior quarter - percent	-3.3%	-28.4%	7.1%	-10.3%	21.5%

(1) See Basis of Presentation for definition.

As discussed in the sections that follow, the decrease in pre-tax, pre-provision income from the 2011 second quarter primarily reflected a decrease of $5.7 million in revenues from mortgage banking activities mainly due to a lower volume of sales of residential mortgage loans. This was partially offset by an increase of $1.2 million in net interest income, excluding fair value adjustments, and a $3.5 million decrease in operating expenses, reflecting reductions in almost all major non-interest expense categories.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”) and net interest income on a tax-equivalent basis are non-GAAP measures. (See “Basis of Presentation” below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

	Quarter Ended
	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
Net Interest Income (in thousands)
Interest Income - GAAP	$158,542	$163,418	$180,903	$192,806	$204,028
Unrealized loss (gain) on
derivative instruments	954	1,185	(345)	(903)	938
Interest income excluding valuations	159,496	164,603	180,558	191,903	204,966
Tax-equivalent adjustment	1,521	1,504	2,314	4,494	6,778
Interest income on a tax-equivalent basis excluding valuations	161,017	166,107	182,872	196,397	211,744

Interest Expense - GAAP	64,287	68,983	74,624	80,758	90,326
Unrealized gain (loss) on
derivative instruments and liabilities measured at fair value	(1,601)	23	(598)	(813)	(526)
Interest expense excluding valuations	62,686	69,006	74,026	79,945	89,800

Net interest income - GAAP	$94,255	$94,435	$106,279	$112,048	$113,702

Net interest income excluding valuations	$96,810	$95,597	$106,532	$111,958	$115,166

Net interest income on a tax-equivalent basis excluding valuations	$98,331	$97,101	$108,846	$116,452	$121,944

Average Balances (in thousands)
Loans and leases	$10,832,426	$10,997,295	$11,672,619	$12,185,511	$12,443,055
Total securities and other short-term investments	2,787,708	3,550,743	3,588,028	3,863,532	4,640,055
Average Interest-Earning Assets	$13,620,134	$14,548,038	$15,260,647	$16,049,043	$17,083,110

Average Interest-Bearing Liabilities	$11,944,454	$12,809,375	$13,494,702	$14,036,776	$15,002,168

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.62%	4.51%	4.80%	4.77%	4.74%
Average rate on interest-bearing liabilities - GAAP	2.14%	2.16%	2.24%	2.28%	2.39%
Net interest spread - GAAP	2.48%	2.35%	2.56%	2.49%	2.35%
Net interest margin - GAAP	2.75%	2.60%	2.82%	2.77%	2.64%

Average yield on interest-earning assets excluding valuations	4.65%	4.54%	4.79%	4.74%	4.76%
Average rate on interest-bearing liabilities excluding valuations	2.08%	2.16%	2.22%	2.26%	2.37%
Net interest spread excluding valuations	2.57%	2.38%	2.57%	2.48%	2.39%
Net interest margin excluding valuations	2.82%	2.64%	2.83%	2.77%	2.67%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.69%	4.58%	4.85%	4.86%	4.92%
Average rate on interest-bearing liabilities excluding valuations	2.08%	2.16%	2.22%	2.26%	2.37%
Net interest spread on a tax-equivalent basis and excluding valuations	2.61%	2.42%	2.63%	2.60%	2.55%
Net interest margin on a tax-equivalent basis and excluding valuations	2.86%	2.68%	2.89%	2.88%	2.83%

Net interest income (excluding valuations) increased $1.2 million compared to the 2011 second quarter. The net interest margin (excluding valuations) reflected an 18 basis points improvement to 2.82% as the Corporation used proceeds from sales of low-yielding U.S. Treasury securities, matured U.S. Treasury Bills and FHLB Notes called prior to maturity to pay down borrowings at higher interest rates. By selling low-yielding investments and increasing the proportion of loans to total earning assets, the Corporation enhanced the overall yield of its interest-earnings assets. An improved deposit mix with the planned reduction in brokered CDs and the restructuring of certain repurchase agreements reduced the overall cost of funding and also contributed to the increase in net interest income and margin.

As part of the Corporation’s balance sheet restructuring strategies, the average volume of investment securities decreased by $763.0 million, primarily related to the sale of an aggregate $500 million of 2, 3 and 5-Years U.S. Treasury Notes with an average yield of 1.40%, sales and maturities of an aggregate $300 million of U.S. Treasury Bills with an average yield of 0.06% and calls prior to maturity of $240 million of FHLB Notes with an average yield of 1.03%. Proceeds from sales, calls and maturities of investment securities were used, in part, to paydown approximately $814 million of brokered CDs with an average cost of 2.18% and for the early cancellation of $200 million of repurchase agreements with an average rate of 4.43%. In addition, during the third quarter of 2011, the Corporation restructured $600 million of repurchase agreements through amendments that have been effective for $200 million of such agreements since July 2011 and that resulted in a $0.7 million decrease in interest expense during the third quarter. The amendments for the remaining $400 million restructured repurchase agreements will become effective in the fourth quarter of 2011 and are expected to result in additional reductions in the average cost of funding.

In addition to the positive impact of the aforementioned sales of low-yielding investments and use of liquidity to pay borrowings at higher rates, the net interest margin benefited from an improved deposit mix. The average balance of brokered CDs decreased $662.9 million to $4.9 billion in the third quarter of 2011 from $5.6 billion in the second quarter of 2011, while the average balance of non-brokered deposits increased by $136.1 million. The growth in non-brokered deposits was driven primarily by money market accounts and certificates of deposit. The average rate paid on interest-bearing core deposit accounts was lower than the average rate on matured brokered CDs, thus contributing to a 5 basis points decrease in the overall average cost of interest-bearing deposits during the third quarter of 2011 to 1.80%.

Partially offsetting the improvements from the aforementioned actions was a decrease of $164.9 million in the average volume of loans and lower yields in residential mortgage loans, primarily reflecting:

•
A $64.8 million decline in average residential mortgage loans, primarily reflecting the full effect of the $282 million bulk sale completed in the previous quarter combined with foreclosures and pay downs, partially offset by an increased mortgage lending activity.

•	A $42.2 million decline in average consumer loans (including finance leases), primarily related to principal repayments and charge-offs that offset loan originations.

•
A 12 basis points decrease in the average yield on residential mortgage loans adversely affected by a combination of factors including the full effect of high-yielding mortgage loans sold in the previous quarter, lower income earned for non-performing loans accounted for on a cash basis and new originations at lower rates.

The average balance of the commercial (“C&I”) and commercial mortgage portfolio increased by $75.7 million driven by approximately $233.5 million of loans granted to government entities during the third quarter.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the third quarter of 2011 was $46.4 million, down $12.7 million from the second quarter 2011 provision. The decline in the provision reflected lower charges to specific reserves as the volume of adversely classified commercial and construction loans declined during the third quarter. The current quarter’s provision for loan and lease losses was $21.2 million less than total net charge-offs, reflecting the adequacy of previously established reserves (see “Credit Quality” section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands)	2011	2011	2011	2010	2010

Other service charges on loans	$1,485	$1,456	$1,718	$2,019	$1,963
Service charges on deposit accounts	3,098	3,054	3,332	3,125	3,325
Mortgage banking activities	3,676	9,336	6,591	2,501	6,474
Gain (loss) on sale of investments, net of impairments	12,156	21,342	19,341	(620)	48,281
Broker-dealer income	173	783	48	121	501
Other operating income	6,745	6,250	9,455	6,640	6,127
Loss on early extinguishment of borrowings	(9,012)	(1,823)	-	-	(47,405)
Equity in losses of unconsolidated entities	(4,357)	(1,536)	-	-	-

Non-interest income	$13,964	$38,862	$40,485	$13,786	$19,266

Non-interest income decreased $24.9 million from the 2011 second quarter primarily due to:

•
The impact in the previous quarter of a gain of $20.2 million realized on the sale of $290 million of MBS and the gain of $6.8 on the bulk sale of $282 million of residential mortgage loans to another financial institution, both transactions completed as part of deleveraging strategies included in the Corporation’s capital plan.

•
Equity in losses of unconsolidated entities of $4.4 million recorded in the third quarter compared to $1.5 million in the second quarter. This non-cash charge mainly relates to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the entity that purchased $269.2 million of loans from FirstBank during the first quarter of 2011. The Bank held a 35% subordinated ownership interest in CPG/GS as of September 30, 2011.

•	A $0.6 million decrease in fees from the broker-dealer subsidiary mainly due to lower underwriting fees as fewer deals were closed during the third quarter.

Partially offset by:

•
A $3.5 million gain attributable to a tender offer by the Puerto Rico Housing Finance Authority to purchase certain of its outstanding Bonds. Bonds held by the Corporation with a book value of $19.8 million was exchanged for cash as part of the tender offer and the difference between the cash received and the book value of such instruments was recorded as part of “Gain on sale of investments” in the table above.

•	An increase of $0.8 million in gains associated with the Corporation’s residential mortgage loan securitizations, included as part of “Mortgage banking activities” in the table above.

•	A $0.4 million gain on the sale of a portfolio of dwelling insurance policies to another financial institution, included as part of “Other operating income” in the table above.

As part of its balance sheet restructuring strategies, the Corporation sold during the third quarter $500 million of low-yielding U.S. Treasury Notes and used the proceeds to prepay $200 million of repurchase agreements that carried an average rate of 4.43% and to pay down maturing brokered CDs. The Corporation offset prepayment penalties of $9.0 million for the early termination of the repurchase agreements with gains of $9.0 million from the sale of U.S. Treasury Notes. This transaction, combined with the aforementioned restructuring of repurchase agreements, contributed immediately to improvements in the net interest margin.

Non-Interest Expenses

	Quarter Ended
	September 30,	June 30,	March 31,	December, 31	September, 30
(In thousands)	2011	2011	2011	2010	2010

Employees' compensation and benefits	$29,375	$29,407	$30,439	$28,591	$29,849
Occupancy and equipment	15,468	15,603	15,250	15,537	14,655
Deposit insurance premium	13,602	14,125	13,465	13,568	14,702
Other taxes, insurance and supervisory fees	4,859	3,557	4,967	5,069	5,401
Professional fees	5,983	6,072	5,137	5,863	4,533
Business promotion	2,509	3,628	2,664	3,561	3,226
Net loss on REO operations	4,952	5,971	5,500	7,471	8,193
Other	6,183	8,068	5,444	7,843	8,123
Total	$82,931	$86,431	$82,866	$87,503	$88,682

Non-interest expenses decreased $3.5 million to $82.9 million in the third quarter of 2011, compared to the second quarter of 2011, reflecting reductions in almost all major categories including:

•	A $1.1 million reduction in business promotion expenses due to lower expenses incurred in advertising campaigns and sponsoring activities.

•	A $1.0 million decrease in losses from REO operations as the previous quarter included a $1.4 million loss on the disposition of a repossessed construction project in Puerto Rico.

•	A $0.5 million decrease in the deposit premium insurance assessment due to the decline in average total assets.

•
A $1.9 million decrease in “Other” expenses, spread through several items including a decline of $1.1 million in the provision for off-balance sheet exposures, mainly for unfunded loan commitments, and a decrease of $0.2 million in losses on repossessed boats. Decreases in mailing, EDP data lines, traveling and collections expenses also contributed to the decline in other expenses.

Income Taxes

The income tax expense for the third quarter of 2011 amounted to $2.9 million compared to an income tax expense of $2.6 million for the second quarter of 2011. As of September 30, 2011, the deferred tax asset, net of a valuation allowance of $365.8 million, amounted to $5.5 million compared to $6.4 million as of June 30, 2011. The Corporation continued to increase the valuation allowance related to deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

CREDIT QUALITY

(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Non-performing loans held for investment:
Residential mortgage	$364,561	$380,165	$391,962	$392,134	$427,574
Commercial mortgage	188,326	196,037	129,828	217,165	173,350
Commercial and Industrial	315,360	309,888	327,477	317,243	293,323
Construction	270,411	280,286	341,179	263,056	558,148
Consumer and Finance leases	45,031	42,065	42,605	49,391	53,608
Total non-performing loans held for investment	1,183,689	1,208,441	1,233,051	1,238,989	1,506,003

REO	109,514	96,618	91,948	84,897	82,706
Other repossessed property	14,397	14,884	15,125	14,023	15,824
Investment securities (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,372,143	$1,384,486	$1,404,667	$1,402,452	$1,669,076

Non-performing loans held for sale	5,107	5,087	5,454	159,321	-
Total non-performing assets, including loans held for sale	$1,377,250	$1,389,573	$1,410,121	$1,561,773	$1,669,076

Past due loans 90 days and still accruing	$156,775	$156,919	$154,299	$144,114	$139,795
Non-performing loans held for investment to total loans held for investment	11.13%	11.23%	11.12%	10.63%	12.36%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale
	10.19%	9.81%	9.30%	9.03%	10.01%
Non-performing assets to total assets	10.22%	9.85%	9.34%	9.96%	10.01%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit quality performance in the 2011 third quarter reflected continued improvement in delinquency trends. Key credit quality metrics that showed improvement include, a $24.7 million reduction in non-performing loans, a $12.3 million decline in total non-performing assets and a $35.8 million decline in the level of adversely classified commercial and construction loans compared to the prior quarter. Total adversely classified commercial and construction loans held for investment decreased to $1.185 billion as of September 30, 2011 ($547.9 million - C&I loans; $324.1 million – commercial mortgage loans; $312.6 million – construction loans) from $1.220 billion as of June 30, 2011 ($581.1 million – C&I loans; $305.4 million commercial mortgage loans; $334.0 million – construction loans). Also, new non-performing loans inflows for construction, commercial mortgage and residential mortgage loans decreased compared to the prior quarter.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.19 billion, down $24.7 million from $1.21 billion at June 30, 2011. The decrease from the first quarter of 2011 primarily reflected declines in non-performing residential, construction and commercial mortgage loans, partially offset by increases in C&I and consumer non-performing loans.

Non-performing residential mortgage loans decreased $15.6 million, or 4%, from June 30, 2011. The decrease was associated with several factors, including: (i) loans modified that successfully completed a trial period prior to be restored to accrual status, (ii) charge-offs, and (iii) foreclosures that contributed, in part, to the $12.9 million increase in the REO portfolio. Also, the level of inflows of non-performing residential mortgage loans decreased 3% compared to inflows in the second quarter, however, the level of inflows was higher than the volume of loans brought current and restored to accrual status during the third quarter. Non-performing residential mortgage loans decreased by $16.1 million and $2.7 million in Puerto Rico and the United States, respectively, while non-performing residential mortgage loans in the Virgin Islands increased by $3.2 million. Approximately $248.8 million, or 68% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing construction loans decreased by $9.9 million, or 4%, from the end of the second quarter of 2011 mainly reflecting charge-offs and payments. Construction loans net charge-offs amounted to $16.8 million in the third quarter, including three relationships with charge-offs in excess of $3 million. Non-performing construction loans in Puerto Rico decreased $9.3 million, or 6%, mainly due to net charge-offs of $12.4 million in the third quarter, including two relationships with aggregate charge-offs amounting to $10.2 million. In the United States, non-performing construction loans decreased by $1.5 million driven by a $2.3 million loan paid-off during the third quarter, while non-performing construction loans in the Virgin Islands region increased by $0.9 million. The increase in the Virgin Islands mainly reflects two construction loans to individuals amounting to $1.1 million placed in non-accruing status during the current quarter. The inflows of non-performing construction loans declined 64% as compared to the second quarter. The largest loan entering into non-accrual during the current quarter amounted to $5.2 million and relates to a mid-rise residential project in Puerto Rico.

Non-performing commercial mortgage loans decreased by $7.7 million, or 4%, from the end of the second quarter of 2011. The decrease was spread through the Corporation’s geographic segments, reflecting a $3.7 million decrease in Puerto Rico driven by loans brought current during the quarter and foreclosures. Non-performing commercial mortgage loans in the United States decreased by $1.7 million mainly related to a trouble debt restructuring (“TDR”) restored to accrual status after a sustained period of performance and for which the Corporation expects to fully collect principal and interest amounts according to modified terms. In the Virgin Islands, non-performing commercial mortgage loans decreased by $2.3 million also in connection with a TDR restored to accrual status after a sustained period of performance. The level of inflows during the third quarter decreased by 88% compared to the second quarter.

C&I non-performing loans increased by $5.5 million, or 2%, on a sequential quarter basis, reflecting an increase of $28.4 million in the level of new non-performing loans compared to the prior quarter level. The increased level of inflows was primarily centered in seven large relationships in Puerto Rico that in aggregate amounted to approximately $38 million. Most of these loans reflects current delinquencies under 90 days but placed in non-accruing status due to financial difficulties of the borrowers. Partially offsetting the inflows of non-performing C&I loans in Puerto Rico were charge-offs of $22.4 million, including three relationships with charge-offs in excess of $3 million, a $6.3 million TDR restored to accrual status after a sustained performance period and foreclosures. Also, a $3.6 million loan was paid-off during the third quarter in Puerto Rico. Non-performing C&I loans outside of Puerto Rico remained almost unchanged with a decrease of $0.5 million in the United States and a $0.4 million increase in the Virgin Islands region.

The levels of non-performing consumer loans, including finance leases, showed a $3.0 million increase during the third quarter. The increase was mainly related to auto and boat financings in Puerto Rico.

As of September 30, 2011, approximately $386.0 million, or 33%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $12.9 million, mainly reflecting increases in both residential and commercial properties foreclosures in Puerto Rico, partially offset by sales. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management continues to execute strategies to dispose of real estate acquired in satisfaction of debt. During the third quarter of 2011, the Corporation sold approximately $8.8 million of REO properties ($6.7 million in Puerto Rico, $2.0 million in Florida, and $0.1 million in the Virgin Islands), compared to $16.9 million in the previous quarter.

The over 90-day delinquent, but still accruing, loans, excluding loans guaranteed by the U.S. Government, decreased during the third quarter of 2011 by $3.9 million to $70.1 million, or 0.66% of total loans held for investment, at September 30, 2011. Loans 30 to 89 days delinquent also decreased by $34.6 million, or 9%, to $331.5 million as of September 30, 2011.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,		September 30,
	2011	2011	2011	2010		2010

Allowance for loan and lease losses, beginning of period	$540,878	$561,695	$553,025	$608,526		$604,304
Provision (recovery) for loan and lease losses:
Residential mortgage	17,744	12,845	6,327	13,876		19,961
Commercial mortgage	13,324	6,062	13,381	40,642	(1)	15,051
Commercial and Industrial	10,437	21,486	41,486	2,011	(2)	27,958
Construction	(2,547)	21,354	22,463	125,361	(3)	44,268
Consumer and finance leases	7,488	(2,563)	5,075	14,457		13,244
Total provision for loan and lease losses	46,446	59,184	88,732	196,347		120,482
Loans net charge-offs:
Residential mortgage	(15,816)	(8,937)	(5,161)	(18,644)		(13,109)
Commercial mortgage	(3,309)	(3,150)	(31,104)	(32,829)	(4)	(11,455)
Commercial and Industrial	(22,526)	(10,763)	(16,288)	(28,752)	(5)	(19,926)
Construction	(16,823)	(47,207)	(17,238)	(158,311)	(6)	(58,423)
Consumer and finance leases	(9,163)	(9,944)	(10,271)	(13,312)		(13,347)
Net charge-offs	(67,637)	(80,001)	(80,062)	(251,848)		(116,260)
Allowance for loan and lease losses, end of period	$519,687	$540,878	$561,695	$553,025		$608,526

Allowance for loan and lease losses to period end total loans held for investment	4.89%	5.02%	5.06%	4.74%		5.00%
Net charge-offs (annualized) to average loans outstanding during the period	2.50%	2.91%	2.74%	8.27%	(7)	3.74%
Provision for loan and lease losses to net charge-offs during the period	0.69x	0.74x	1.11x	0.78x	(8)	1.04x

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
(7) Net charge-offs, excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the fourth quarter of 2010 was 2.96%.
(8) Provision for loan and lease losses to net charge-offs, excluding impact of loans transferred to held for sale for the fourth quarter of 2010 was 1.08x.

Provision for Loan and Lease Losses

The provision for loan and lease losses of $46.4 million decreased by $12.7 million, compared to the provision recorded for the second quarter of 2011. The decrease in the provision was principally related to the construction and C&I loan portfolio in Puerto Rico. These variances were partially offset by an increase in the provision for consumer and residential mortgage portfolio in Puerto Rico and an increase in the provision for construction loans in the Virgin Islands.

The Corporation recorded a $32.1 million provision for loan and lease losses in Puerto Rico in the third quarter of 2011, compared to a provision of $58.3 million for the second quarter of 2011. The overall decrease in Puerto Rico was mainly related to a decrease of $27.2 million in the provision for construction loans in Puerto Rico, driven by lower charges to specific reserves, as the previous quarter includes significant increased reserves for certain land loans participations. Also the volume of adversely classified construction loans continued to decrease and approximately 95% of the construction charge-offs in Puerto Rico recorded in the third quarter relates to loans with previously established adequate reserves. In addition, the provision for C&I loans in Puerto Rico decreased by $13.9 million also related to lower charges to specific reserves; approximately 78% of the C&I charge-offs in Puerto Rico recorded in the third quarter relates to loans with previously established adequate reserves. These decreases were partially offset by higher provisions for consumer and residential mortgage loans. The provision for consumer loans in Puerto Rico increased by $10.0 million, reflecting a combination of factors that includes increases in loss ratios for boats financing loans, small loans and personal loans and, to a lesser extent, the increase in non-performing loans. The provision for residential mortgage loans in Puerto Rico increased by $5.1 million, mainly reflecting increased charge-offs.

The Virgin Islands recorded an increase of $10.2 million in the provision for loan losses mainly related to additional charges to the specific reserve assigned to the previously reported $100 million construction loan relationship placed in non-accrual status in the first quarter of 2011. A charge-off amounting to $3.7 million was recorded for this relationship in the third quarter.

With respect to the United States loan portfolio, the Corporation recorded a $5.4 million provision for the third quarter of 2011, compared to $2.2 million for the second quarter of 2011, an increase of $3.2 million. The change was mainly attributable to increases in the provision for certain collateral dependent C&I and commercial mortgage loans. This was partially offset by a $3.6 million decrease in the provision for construction loans due to improvements in historical loss ratios and the overall decrease of this portfolio.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of September 30, 2011 and June 30, 2011 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2011

Non-performing loans held for investment charged-off to realizable value	$ 248,830	$ 19,097	$ 53,909	$ 62,760	$ 1,434	$ 386,030
Other non-performing loans held for investment	115,731	169,229	261,451	207,651	43,597	797,659
Total non-performing loans held for investment	$ 364,561	$ 188,326	$ 315,360	$ 270,411	$ 45,031	$ 1,183,689

Allowance to non-performing loans held for investment	19.02%	53.52%	55.96%	41.41%	135.70%	43.90%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value
	59.91%	59.56%	67.50%	53.92%	140.17%	65.15%

As of June 30, 2011

Non-performing loans held for investment charged-off to realizable value	$ 247,594	$ 16,444	$ 68,227	$ 62,733	$ 1,545	$ 396,543
Other non-performing loans held for investment	132,571	179,593	241,661	217,553	40,520	811,898
Total non-performing loans held for investment	$ 380,165	$ 196,037	$ 309,888	$ 280,286	$ 42,065	$ 1,208,441

Allowance to non-performing loans held for investment	17.73%	46.31%	60.85%	46.86%	149.25%	44.76%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value
	50.84%	50.55%	78.03%	60.37%	154.94%	66.62%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of September 30, 2011 and June 30, 2011, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of September 30, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$171,594	$35,912	$42,033	$15,550	$1,583	$266,672

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	411,880	210,972	341,977	222,200	13,923	1,200,952
Allowance for loan and lease losses	49,104	36,174	77,932	48,216	2,878	214,304
Allowance for loan and lease losses to principal balance	11.92%	17.15%	22.79%	21.70%	20.67%	17.84%

Loans with general allowance:
Principal balance of loans	2,290,492	1,337,903	3,739,164	236,062	1,561,897	9,165,518
Allowance for loan and lease losses	20,228	64,626	98,541	63,758	58,230	305,383
Allowance for loan and lease losses to principal balance	0.88%	4.83%	2.64%	27.01%	3.73%	3.33%

Total loans held for investment:
Principal balance of loans	$2,873,966	$1,584,787	$4,123,174	$473,812	$1,577,403	$10,633,142
Allowance for loan and lease losses	69,332	100,800	176,473	111,974	61,108	519,687
Allowance for loan and lease losses to principal balance	2.41%	6.36%	4.28%	23.63%	3.87%	4.89%

As of June 30, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$170,109	$23,357	$59,138	$22,533	$1,545	$276,682

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	397,817	218,937	311,406	268,326	10,062	1,206,548
Allowance for loan and lease losses	52,073	30,402	92,162	71,149	678	246,464
Allowance for loan and lease losses to principal balance	13.09%	13.89%	29.60%	26.52%	6.74%	20.43%

Loans with general allowance:
Principal balance of loans	2,313,063	1,348,339	3,795,104	225,075	1,600,714	9,282,295
Allowance for loan and lease losses	15,331	60,383	96,400	60,195	62,105	294,414
Allowance for loan and lease losses to principal balance	0.66%	4.48%	2.54%	26.74%	3.88%	3.17%

Total loans held for investment:
Principal balance of loans	$2,880,989	$1,590,633	$4,165,648	$515,934	$1,612,321	$10,765,525
Allowance for loan and lease losses	67,404	90,785	188,562	131,344	62,783	540,878
Allowance for loan and lease losses to principal balance	2.34%	5.71%	4.53%	25.46%	3.89%	5.02%

Net Charge-Offs

Total net charge-offs for the third quarter of 2011 were $67.6 million, or 2.50% of average loans on an annualized basis, compared to $80.0 million, or an annualized 2.91%, for the second quarter of 2011. The net charge-offs level for the third quarter was the lowest since the first quarter of 2009. Declines in net charge-offs were reflected in the Virgin Islands, as a $27.4 million charge-off was recorded in the previous quarter for one large relationship, and, in the United States, with a $5.6 million decrease. The Puerto Rico portfolio reflected an increase of $23.2 million. Approximately 75% of the construction and commercial charge-offs recorded in the third quarter relates to loans with previously established adequate reserves.

Construction loans net charge-offs in the third quarter of 2011 were $16.8 million, or an annualized 12.78% of related average loans, down from $47.2 million, or an annualized 28.62% of related loans, in the second quarter of 2011. Approximately 73%, or $12.4 million, of the construction loan net charge-offs in the third quarter of 2011 were in Puerto Rico, including two relationships with aggregate charge-offs amounting to $10.2 million. In the Virgin Islands, construction loans net charge-offs of $3.7 million in the third quarter were substantially related to the previously reported $100 million commercial project placed in non-accrual status early in 2011. Construction loans net charge-offs in the United States portfolio amounted to $0.7 million compared to net charge-offs of $5.6 million in the previous quarter. The construction portfolio in Florida has been considerably reduced over the past three years to $27.1 million as of September 30, 2011.

C&I loans net charge-offs in the third quarter of 2011 were $22.5 million, or an annualized 2.09% of related average loans, up from $10.8 million, or an annualized 1.01% of related loans, in the second quarter of 2011. Substantially all of the charge-offs recorded in the third quarter were in Puerto Rico spread through several industries. Approximately 65%, or $14.3 million, of net charge-offs in the third quarter of 2011 were related to three relationships in excess of $3 million.

Commercial mortgage loans net charge-offs in the third quarter of 2011 were $3.3 million, or an annualized 0.84% of related average loans, compared to $3.2 million, or an annualized 0.81% of related loans, in the second quarter of 2011. Approximately 78%, or $2.6 million, of the commercial mortgage loan net charge-offs in the third quarter of 2011 were in Puerto Rico; none in excess of $1 million. Commercial mortgage loan net charge-offs in the United States amounted to $0.7 million for the third quarter of 2011.

Residential mortgage loans net charge-offs in the third quarter of 2011 were $15.8 million, or an annualized 2.24% of related average loans. This represents an increase of $6.9 million from $8.9 million, or an annualized 1.24% of related average balances in the second quarter of 2011. Approximately $11.4 million in charge-offs for the third quarter of 2011 ($9.6 million in Puerto Rico, $1.7 million in Florida and $0.1 million in the Virgin Islands) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $5.2 million recorded in the second quarter of 2011, an increase related to updated appraisals. Net charge-offs on residential mortgage loans also include $3.0 million related to the foreclosure of loans during the third quarter of 2011, up from $2.6 million recorded for foreclosures in the second quarter.

The total amount of the residential mortgage loan portfolio that has been charged-off to its net realizable value as of September 30, 2011 amounted to $248.8 million. This represents approximately 68% of the total non-performing residential mortgage loan portfolio outstanding as of September 30, 2011. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates in the Florida market.

Net charge-offs on consumer loans and finance leases in the third quarter of 2011 were $9.2 million, or an annualized 2.30% of related average loans, compared to $9.9 million, or an annualized 2.43% of average loans for the second quarter. The decrease was mainly related to auto financings.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,		September 30,
	2011	2011	2011	2010		2010

Residential mortgage	2.24%	1.24%	0.63%	2.20%	(1)	1.52%

Commercial mortgage	0.84%	0.81%	7.37%	7.56%	(2)	2.88%

Commercial and Industrial	2.09%	1.01%	1.54%	2.73%	(3)	1.82%

Construction	12.78%	28.62%	8.50%	57.61%	(4)	18.84%

Consumer and finance leases	2.30%	2.43%	2.43%	3.07%		3.00%

Total loans	2.50%	2.91%	2.74%	8.27%	(5)	3.74%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.80%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.93%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 16.40%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 2.96%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	September 30,	June 30,		March 31,	December 31,		September 30,
	2011	2011		2011	2010		2010
PUERTO RICO:

Residential mortgage	2.50%	1.39%		0.39%	2.39%	(3)	1.61%

Commercial mortgage	0.99%	0.34%		10.07%	10.64%	(4)	2.49%

Commercial and Industrial	2.20%	1.08%		1.55%	2.79%	(5)	1.92%

Construction	15.02%	6.90%		8.77%	70.85%	(6)	8.30%

Consumer and finance leases	2.33%	2.49%		2.50%	3.10%		2.97%

Total loans	2.62%	1.57%		2.82%	9.02%	(7)	2.61%

VIRGIN ISLANDS:

Residential mortgage	0.19%	-0.13%	(1)	0.05%	0.10%		0.13%

Commercial mortgage	0.00%	0.00%		0.00%	0.00%		0.00%

Commercial and Industrial	0.00%	-0.19%	(2)	1.59%	0.00%		-0.01%	(2)

Construction	9.78%	77.30%		0.16%	12.66%		0.00%

Consumer and finance leases	2.34%	0.75%		1.05%	1.97%		1.56%

Total loans	1.84%	14.59%		0.45%	2.78%		0.18%

FLORIDA:

Residential mortgage	3.27%	2.07%		3.26%	3.45%		2.59%

Commercial mortgage	0.62%	2.00%		1.65%	0.28%		4.20%

Commercial and Industrial	2.32%	0.00%		0.92%	9.48%		0.02%

Construction	6.38%	38.62%		26.29%	36.13%		101.18%	(8)

Consumer and finance leases	1.02%	2.85%		1.59%	3.91%		8.37%

Total loans	1.93%	4.38%		4.29%	5.53%		18.34%

(1) For the second quarter of 2011, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(2) For the second quarter of 2011 and third quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.
(3) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.06%.

(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.95%.

(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 13.80%.

(7) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 2.73%.

(8) For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.

Balance Sheet

Total assets were approximately $13.5 billion as of September 30, 2011, down $638.4 million from approximately $14.1 billion as of June 30, 2011. The Corporation continued to deleverage its balance sheet and used proceeds from sales and calls of securities and excess liquidity to pay down maturing brokered CDs and for the early termination of repurchase agreements, as described above. In addition, total loans decreased $118.4 million, reflecting pay downs, charge-offs and recurrent sales of residential mortgage loans in the secondary market.

The Corporation is experiencing continued loan demand and has continued with its targeted originations strategies. During the third quarter of 2011, total loan originations, including refinancings and draws from existing commitments, amounted to approximately $768 million, including $233 million of loans to government entities. Originations of residential mortgage loans and consumer loans (including auto financings), amounted to $147.8 million and $148.7 million, respectively, for the third quarter of 2011 compared to $140.0 million and $139.1 million, respectively, for the second quarter.

As of September 30, 2011, liabilities totaled $12.5 billion, a decrease of approximately $615.6 million from June 30, 2011. The decrease in total liabilities is mainly attributable to a decrease of $713.7 million in brokered CDs. In addition, the Corporation repaid $200 million of repurchase agreements prior to their maturity dates, as part of its balance sheet restructuring strategies, and $11.0 million of maturing FHLB advances. The Corporation continued to grow its core deposit base and reduce its reliance on brokered CDs by: promoting initiatives to increase local deposits by attracting customers seeking to diversify their banking relationships, and realigning FirstBank’s sales force to increase its presence in the commercial and transaction banking market. Savings accounts (including money market accounts) and core certificates of deposit increased by $248.9 million and $58.0 million since the end of the previous quarter.

The Corporation’s stockholders’ equity amounted to $986.8 million as of September 30, 2011, a decrease of $22.7 million from June 30, 2011, driven by the net loss of $24.0 million for the third quarter, partially offset by an increase of $1.3 million in other comprehensive income due to higher unrealized gains on available for sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of September 30, 2011 were 12.39%, 11.07% and 8.41%, respectively, compared to 12.40%, 11.08% and 8.04%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of September 30, 2011 for its banking subsidiary, FirstBank Puerto Rico, were 12.15%, 10.84% and 8.24%, respectively, compared to 12.15%, 10.83% and 7.87%, respectively, at the end of the prior quarter. The improvement in the leverage ratio, which is based on total average assets, reflects the full effect of the execution of deleverage strategies completed in the prior quarter. The total capital and Tier 1 capital ratios are based on end of period risk-weighted assets; thus, these ratios remained almost unchanged as most of the decrease in assets during the third quarter relates to low-risk investment securities. All of the regulatory capital ratios for the Bank are above the minimum required under the Consent Order with the FDIC. Refer to “Capital Plan Update” section above for information about pro-forma capital ratios giving effect to the $525 million capital raise completed on October 7, 2011.

Tangible Common Equity

The Corporation’s tangible common equity ratio of 3.84% as of September 30, 2011 remained unchanged compared to June 30, 2011, and the Tier 1 common equity to risk-weighted assets ratio as of September 30, 2011 decreased to 4.79% from 4.93% as of June 30, 2011.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010
Tangible Equity:
Total equity - GAAP	$986,847	$1,009,578	$1,027,269	$1,057,959	$1,321,979
Preferred equity	(430,498)	(428,703)	(426,724)	(425,009)	(411,876)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,277)	(12,866)	(13,454)	(14,043)	(14,673)

Tangible common equity	$515,974	$539,911	$558,993	$590,809	$867,332

Tangible Assets:
Total assets - GAAP	$13,475,572	$14,113,973	$15,104,090	$15,593,077	$16,678,879
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,277)	(12,866)	(13,454)	(14,043)	(14,673)

Tangible assets	$13,435,197	$14,073,009	$15,062,538	$15,550,936	$16,636,108

Common shares outstanding	21,304	21,304	21,304	21,304	21,304

Tangible common equity ratio	3.84%	3.84%	3.71%	3.80%	5.21%
Tangible book value per common share	$24.22	$25.34	$26.24	$27.73	$40.71

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Tier 1 Common Equity:
Total equity - GAAP	$986,847	$1,009,578	$1,027,269	$1,057,959	$1,321,979
Qualifying preferred stock	(430,498)	(428,703)	(426,724)	(425,009)	(411,876)
Unrealized gain on available-for-sale securities (1)	(13,957)	(12,659)	(15,453)	(17,736)	(30,295)
Disallowed deferred tax asset (2)	(267)	(272)	(981)	(815)	(43,552)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,277)	(12,866)	(13,454)	(14,043)	(14,673)
Cumulative change gain in fair value of liabilities accounted for under a fair value option
	(952)	(1,889)	(2,156)	(2,185)	(2,654)
Other disallowed assets	(907)	(808)	(881)	(226)	(636)
Tier 1 common equity	$499,890	$524,283	$539,522	$569,847	$790,195

Total risk-weighted assets	$10,433,620	$10,630,162	$11,183,518	$11,372,856	$11,930,854

Tier 1 common equity to risk-weighted assets ratio	4.79%	4.93%	4.82%	5.01%	6.62%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $12 million of the Corporation's deferred tax assets at September 30, 2011 (June 30, 2011 - $11 million; March 31, 2011 - $12 million December 31, 2010 - $13 million; September 30, 2010 - $64 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0.3 million of such assets at June 30, 2011 (March 31, 2011 - $1 million; December 31, 2010 - $0.8 million; September 30, 2010 - $44 million; June 30, 2010 - $38 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $7 million of the Corporation's other net deferred tax liability at September 30, 2011 (June 30, 2011 - $5 million; March 31, 2011 - $5 million; December 31, 2010 - $5 million; September 30, 2010 - $7 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of September 30, 2011, the estimated basic surplus ratio was approximately 9.8%, including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $487 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of September 30, 2011 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $47.1 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other-than-temporary impairments (“OTTI”) of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	September 30,	June 30,	December 31,
(In thousands, except for share information)	2011	2011	2010
ASSETS

Cash and due from banks	$612,721	$239,488	$254,723

Money market investments:
Federal funds sold	3,823	5,369	6,236
Time deposits with other financial institutions	855	855	1,346
Other short-term investments	182,996	107,985	107,978
Total money market investments	187,674	114,209	115,560

Investment securities available for sale, at fair value	1,863,952	2,834,086	2,744,453

Investment securities held to maturity, at amortized cost	-	-	453,387

Other equity securities	40,667	42,252	55,932

Total investment securities	1,904,619	2,876,338	3,253,772

Investment in unconsolidated entities	41,735	46,092	-

Loans, net of allowance for loan and lease losses of $519,687
(June 30, 2011 - $540,878; December 31, 2010 - $553,025)	10,113,455	10,224,647	11,102,411
Loans held for sale, at lower of cost or market	13,605	20,781	300,766
Total loans, net	10,127,060	10,245,428	11,403,177

Premises and equipment, net	199,079	203,140	209,014
Other real estate owned	109,514	96,618	84,897
Accrued interest receivable on loans and investments	45,471	51,719	59,061
Due from customers on acceptances	322	696	1,439
Other assets	247,377	240,245	211,434
Total assets	$13,475,572	$14,113,973	$15,593,077

LIABILITIES

Deposits:
Non-interest-bearing deposits	$680,242	$720,573	$668,052
Interest-bearing deposits	9,977,069	10,352,155	11,391,058
Total deposits	10,657,311	11,072,728	12,059,110

Securities sold under agreements to repurchase	1,000,000	1,200,000	1,400,000
Advances from the Federal Home Loan Bank (FHLB)	409,440	420,440	653,440
Notes payable	21,114	19,715	26,449
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	322	696	1,439
Accounts payable and other liabilities	168,579	158,857	162,721
Total liabilities	12,488,725	13,104,395	14,535,118

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 2,946,046 shares; aggregate liquidation value $487,221	430,498	428,703	425,009

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 21,963,522 shares	2,196	2,196	2,196
Less: Treasury stock (at par value)	(66)	(66)	(66)

Common stock outstanding, 21,303,669 shares outstanding	2,130	2,130	2,130
Additional paid-in capital	319,528	319,505	319,459
Retained earnings	220,764	246,605	293,643
Accumulated other comprehensive income	13,927	12,635	17,718
Total stockholders' equity	986,847	1,009,578	1,057,959
Total liabilities and stockholders' equity	$13,475,572	$14,113,973	$15,593,077

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share information)	2011	2011	2010	2011	2010

Net interest income:
Interest income	$158,542	$163,418	$204,028	$502,863	$639,880
Interest expense	64,287	68,983	90,326	207,894	290,253
Net interest income	94,255	94,435	113,702	294,969	349,627
Provision for loan and lease losses	46,446	59,184	120,482	194,362	438,240
Net interest income (loss) after provision for loan and lease losses	47,809	35,251	(6,780)	100,607	(88,613)

Non-interest income:
Other service charges on loans	1,485	1,456	1,963	4,659	5,205
Service charges on deposit accounts	3,098	3,054	3,325	9,484	10,294
Mortgage banking activities	3,676	9,336	6,474	19,603	11,114
Net gain on investments and impairments	12,156	21,342	48,281	52,839	103,282
Loss on early extinguishment of borrowings	(9,012)	(1,823)	(47,405)	(10,835)	(47,405)
Equity in losses of unconsolidated entities	(4,357)	(1,536)	-	(5,893)	-
Other non-interest income	6,918	7,033	6,628	23,454	21,627
Total non-interest income	13,964	38,862	19,266	93,311	104,117

Non-interest expenses:
Employees' compensation and benefits	29,375	29,407	29,849	89,221	92,535
Occupancy and equipment	15,468	15,603	14,655	46,321	43,957
Business promotion	2,509	3,628	3,226	8,801	8,771
Professional fees	5,983	6,072	4,533	17,192	15,424
Taxes, other than income taxes	3,420	3,278	3,316	9,953	10,954
Insurance and supervisory fees	15,041	14,404	16,787	44,622	51,911
Net loss on real estate owned (REO) operations	4,952	5,971	8,193	16,423	22,702
Other non-interest expenses	6,183	8,068	8,123	19,695	32,401
Total non-interest expenses	82,931	86,431	88,682	252,228	278,655

Loss before income taxes	(21,158)	(12,318)	(76,196)	(58,310)	(263,151)
Income tax (expense) benefit	(2,888)	(2,606)	963	(9,080)	(9,721)

Net loss	$(24,046)	$(14,924)	$(75,233)	$(67,390)	$(272,872)

Net (loss) income attributable to common stockholders - basic	$(31,143)	$(22,205)	$357,787	$(88,785)	$147,826

Net (loss) income attributable to common stockholders - diluted	$(31,143)	$(22,205)	$363,413	$(88,785)	$153,452

Net (loss) income per common share:

Basic	$(1.46)	$(1.04)	$31.30	$(4.17)	$18.61
Diluted	$(1.46)	$(1.04)	$4.20	$(4.17)	$4.61

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 161 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to its stockholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States’ financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; the impact to the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; risks that further downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to make future borrowings; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the Corporation’s businesses, business practices and cost of operations; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended					Nine-Month Period Ended
	September 30,		June 30,		September 30,	September 30,		September 30,
	2011		2011		2010	2011		2010
Condensed Income Statements:
Total interest income	$158,542		$163,418		$204,028	$502,863		$639,880
Total interest expense	64,287		68,983		90,326	207,894		290,253
Net interest income	94,255		94,435		113,702	294,969		349,627
Provision for loan and lease losses	46,446		59,184		120,482	194,362		438,240
Non-interest income	13,964		38,862		19,266	93,311		104,117
Non-interest expenses	82,931		86,431		88,682	252,228		278,655
Loss before income taxes	(21,158)		(12,318)		(76,196)	(58,310)		(263,151)
Income tax (expense) benefit	(2,888)		(2,606)		963	(9,080)		(9,721)
Net loss	(24,046)		(14,924)		(75,233)	(67,390)		(272,872)
Net loss (gain) attributable to common stockholders - basic	(31,143)		(22,205)		357,787	(88,785)		147,826
Net loss attributable to common stockholders - diluted	(31,143)		(22,205)		363,413	(88,785)		153,452

Per Common Share Results (1):
Net loss per share basic	$(1.46)		$(1.04)		$31.30	$(4.17)		$18.61
Net loss per share diluted	$(1.46)		$(1.04)		$4.20	$(4.17)		$4.61
Cash dividends declared	$-		$ -		$-	$-		$-
Average shares outstanding	21,303		21,303		11,432	21,303		7,942
Average shares outstanding diluted	21,303		21,303		86,552			33,257
Book value per common share	$26.12		$27.27		$42.72	$26.12		$42.72
Tangible book value per common share (2)	$24.22		$25.34		$40.71	$24.22		$40.71

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.69)		(0.41)		(1.73)	(0.62)		(1.98)
Interest Rate Spread (3)	2.61		2.42		2.55	2.55		2.46
Net Interest Margin (3)	2.86		2.68		2.83	2.81		2.74
Return on Average Total Equity	(9.46)		(5.81)		(21.28)	(8.78)		(24.40)
Return on Average Common Equity	(21.33)		(14.77)		(50.80)	(19.83)		(62.75)
Average Total Equity to Average Total Assets	7.31		7.01		8.13	7.02		8.11
Tangible common equity ratio (2)	3.84		3.84		5.21	3.84		5.21
Dividend payout ratio	-		-		-	-		-
Efficiency ratio (4)	76.63		64.84		66.69	64.96		61.41

Asset Quality:
Allowance for loan and lease losses to loans held for investment	4.89		5.02		5.00	4.89		5.00
Net charge-offs (annualized) to average loans	2.50		2.91		3.74	2.72		3.67
Provision for loan and lease losses to net charge-offs	68.67		73.98		103.63	85.36		122.47
Non-performing assets to total assets	10.22	(5)	9.85	(5)	10.01	10.22	(5)	10.01
Non-performing loans held for investment to total loans held for investment	11.13		11.23		12.36	11.13		12.36
Allowance to total non-performing loans held for investment	43.90		44.76		40.41	43.90		40.41
Allowance to total non-performing loans held for investment excluding residential real estate loans
	63.44		65.30		56.43	63.44		56.43

Other Information:
Common Stock Price: End of period	$2.80		$4.31		$4.20	$2.80		$4.20

1 - All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
2- Non-GAAP measure. See page 20 for GAAP to Non-GAAP reconciliations.
3- On a tax-equivalent basis. See page 7 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.
4- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

5- Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale, was 10.19% and 9.81% as of September 30, 2011 and June 30, 2011, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
Quarter ended	2011	2011	2010	2011	2011	2010	2011	2011	2010

Interest-earning assets:
Money market & other short-term investments	$482,057	$558,388	$794,318	$325	$400	$511	0.27%	0.29%	0.26%
Government obligations (2)	1,273,109	1,829,696	1,361,925	4,646	6,214	8,023	1.45%	1.36%	2.34%
Mortgage-backed securities	988,900	1,114,221	2,416,485	8,771	10,560	27,491	3.52%	3.80%	4.51%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.75%	5.82%	5.75%
FHLB stock	40,265	45,061	63,950	396	452	640	3.90%	4.02%	3.97%
Equity securities	1,377	1,377	1,377	-	-	-	0.00%	0.00%	0.00%
Total investments (3)	2,787,708	3,550,743	4,640,055	14,167	17,655	36,694	2.02%	1.99%	3.14%
Residential mortgage loans	2,825,394	2,890,228	3,454,820	38,822	40,171	51,839	5.45%	5.57%	5.95%
Construction loans	526,383	659,887	1,240,522	3,418	4,268	8,096	2.58%	2.59%	2.59%
C&I and commercial mortgage loans	5,887,610	5,811,917	5,968,781	60,332	58,921	65,852	4.07%	4.07%	4.38%
Finance leases	258,139	267,816	293,956	5,385	5,570	5,937	8.28%	8.34%	8.01%
Consumer loans	1,334,900	1,367,447	1,484,976	38,893	39,522	43,326	11.56%	11.59%	11.58%
Total loans (4) (5)	10,832,426	10,997,295	12,443,055	146,850	148,452	175,050	5.38%	5.41%	5.58%
Total interest-earning assets	$13,620,134	$14,548,038	$17,083,110	$161,017	$166,107	$211,744	4.69%	4.58%	4.92%

Interest-bearing liabilities:
Brokered CDs	$4,887,851	$5,550,750	$6,929,356	$26,286	$29,696	$39,086	2.13%	2.15%	2.24%
Other interest-bearing deposits	5,308,927	5,172,845	5,008,676	19,855	19,828	21,917	1.48%	1.54%	1.74%
Loans payable	-	-	-	-	-	-	0.00%	0.00%	0.00%
Other borrowed funds	1,336,508	1,592,538	2,214,076	12,750	15,262	21,618	3.78%	3.84%	3.87%
FHLB advances	411,168	493,242	850,060	3,795	4,220	7,179	3.66%	3.43%	3.35%
Total interest-bearing liabilities (6)	$11,944,454	$12,809,375	$15,002,168	$62,686	$69,006	$89,800	2.08%	2.16%	2.37%
Net interest income				$98,331	$97,101	$121,944
Interest rate spread							2.61%	2.42%	2.55%
Net interest margin							2.86%	2.68%	2.83%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.5 million for each of the quarters ended September 30, 2011, June 30, 2011 and September 30, 2010, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Nine-Month Period Ended	2011	2010	2011	2010	2011	2010

Interest-earning assets:
Money market & other short-term investments	$509,488	$849,183	$1,034	$1,571	0.27%	0.25%
Government obligations (2)	1,482,025	1,356,257	17,049	25,000	1.54%	2.46%
Mortgage-backed securities	1,265,491	2,938,302	36,336	103,491	3.84%	4.71%
Corporate bonds	2,000	2,000	87	87	5.82%	5.82%
FHLB stock	45,512	67,046	1,561	2,058	4.59%	4.10%
Equity securities	1,377	1,516	1	15	0.10%	1.32%
Total investments (3)	3,305,893	5,214,304	56,068	132,222	2.27%	3.39%
Residential mortgage loans	2,991,200	3,518,566	126,837	158,244	5.67%	6.01%
Construction loans	664,889	1,388,771	14,063	25,981	2.83%	2.50%
C&I and commercial mortgage loans	5,869,011	6,270,952	177,444	198,642	4.04%	4.24%
Finance leases	268,124	304,350	16,649	18,503	8.30%	8.13%
Consumer loans	1,371,146	1,525,920	118,935	132,369	11.60%	11.60%
Total loans (4) (5)	11,164,370	13,008,559	453,928	533,739	5.44%	5.49%
Total interest-earning assets	$14,470,263	$18,222,863	$509,996	$665,961	4.71%	4.89%

Interest-bearing liabilities:
Brokered CDs	$5,481,742	$7,195,479	$88,751	$124,967	2.16%	2.32%
Other interest-bearing deposits	5,240,236	4,854,273	60,973	65,767	1.56%	1.81%
Loans payable	-	400,549	-	3,442	0.00%	1.15%
Other borrowed funds	1,528,747	2,697,408	43,234	75,998	3.78%	3.77%
FHLB advances	493,107	926,444	12,760	22,460	3.46%	3.24%
Total interest-bearing liabilities (6)	$12,743,832	$16,074,153	$205,718	$292,634	2.16%	2.43%
Net interest income			$304,278	$373,327
Interest rate spread					2.55%	2.46%
Net interest margin					2.81%	2.74%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $7.2 million and $8.1 million for the nine-month periods ended September 30, 2011 and 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2011	2011	2010	2011	2010

Other service charges on loans	$1,485	$1,456	$1,963	$4,659	$5,205
Service charges on deposit accounts	3,098	3,054	3,325	9,484	10,294
Mortgage banking activities	3,676	9,336	6,474	19,603	11,114
Insurance income	1,058	1,063	1,658	3,454	6,079
Broker-dealer income	173	783	501	1,004	2,055
Other operating income	5,687	5,187	4,469	18,996	13,493

Non-interest income before net gain on investments,
loss on early extinguishment of borrowings and
equity in losses of unconsolidated entities	15,177	20,879	18,390	57,200	48,240

Proceeds from securities litigation settlement	-	-	-	679	-
Gain on VISA shares	-	-	-	-	10,668
Net gain on sale of investments	12,506	21,949	48,281	53,117	93,217
OTTI on equity securities	-	-	-	-	(603)
OTTI on debt securities	(350)	(607)	-	(957)	-
Net gain on investments	12,156	21,342	48,281	52,839	103,282

Loss on early extinguishment of borrowings	(9,012)	(1,823)	(47,405)	(10,835)	(47,405)

Equity in losses of unconsolidated entities	(4,357)	(1,536)	-	(5,893)	-
	$13,964	$38,862	$19,266	$93,311	$104,117

Table 5 – Non-Interest Expenses

	Quarter Ended			Nine-Month Period Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2011	2011	2010	2011	2010

Employees' compensation and benefits	$29,375	$29,407	$29,849	$89,221	$92,535
Occupancy and equipment	15,468	15,603	14,655	46,321	43,957
Deposit insurance premium	13,602	14,125	14,702	41,192	46,724
Other taxes, insurance and supervisory fees	4,859	3,557	5,401	13,383	16,141
Professional fees	5,983	6,072	4,533	17,192	15,424
Servicing and processing fees	2,329	2,151	2,188	6,691	6,751
Business promotion	2,509	3,628	3,226	8,801	8,771
Communications	1,651	1,864	2,060	5,393	6,002
Net loss on REO operations	4,952	5,971	8,193	16,423	22,702
Other	2,203	4,053	3,875	7,611	19,648
Total	$82,931	$86,431	$88,682	$252,228	$278,655

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	September 30,	June 30,	December 31,
	2011	2011	2010
Balance Sheet Data:
Loans, including loans held for sale	$10,646,747	$10,786,306	$11,956,202
Allowance for loan and lease losses	519,687	540,878	553,025
Money market and investment securities	2,092,293	2,990,547	3,369,332
Intangible assets	40,375	40,964	42,141
Deferred tax asset, net	5,451	6,433	9,269
Total assets	13,475,572	14,113,973	15,593,077
Deposits	10,657,311	11,072,728	12,059,110
Borrowings	1,662,513	1,872,114	2,311,848
Total preferred equity	430,498	428,703	425,009
Total common equity	542,422	568,240	615,232
Accumulated other comprehensive income, net of tax	13,927	12,635	17,718
Total equity	986,847	1,009,578	1,057,959

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	September 30,	June 30,	December 31,
	2011	2011	2010

Residential mortgage loans	$2,873,966	$2,880,989	$3,417,417

Commercial loans:
Construction loans	473,812	515,934	700,579
Commercial mortgage loans	1,584,787	1,590,633	1,670,161
Commercial and Industrial loans (1)	3,844,690	3,883,645	3,861,545
Loans to local financial institutions collateralized by real estate mortgages	278,484	282,003	290,219
Commercial loans	6,181,773	6,272,215	6,522,504

Finance leases	254,515	263,223	282,904

Consumer loans	1,322,888	1,349,098	1,432,611
Loans receivable	10,633,142	10,765,525	11,655,436
Loans held for sale	13,605	20,781	300,766
Total loans	$10,646,747	$10,786,306	$11,956,202

1 - As of September 30, 2011, includes $1.6 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 8 – Loan Portfolio by Geography

(In thousands)	As of September 30, 2011
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,164,134	$412,471	$297,361	$2,873,966

Commercial loans:
Construction loans	298,797	147,911	27,104	473,812
Commercial mortgage loans	1,075,724	63,910	445,153	1,584,787
Commercial and Industrial loans	3,562,126	239,444	43,120	3,844,690
Loans to a local financial institution collateralized by real estate mortgages	278,484	-	-	278,484
Commercial loans	5,215,131	451,265	515,377	6,181,773

Finance leases	254,515	-	-	254,515

Consumer loans	1,233,130	58,299	31,459	1,322,888
Loans receivable	8,866,910	922,035	844,197	10,633,142

Loans held for sale	12,977	628		13,605
Total loans	$8,879,887	$922,663	$844,197	$10,646,747

Table 9 – Non-Performing Assets

(Dollars in thousands)	September 30,	June 30,	December 31,
	2011	2011	2010
Non-performing loans held for investment:
Residential mortgage	$364,561	$380,165	$392,134
Commercial mortgage	188,326	196,037	217,165
Commercial and Industrial	315,360	309,888	317,243
Construction	270,411	280,286	263,056
Consumer and Finance leases	45,031	42,065	49,391
Total non-performing loans held for investment	1,183,689	1,208,441	1,238,989

REO	109,514	96,618	84,897
Other repossessed property	14,397	14,884	14,023
Investment securities (1)	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,372,143	$1,384,486	$1,402,452

Non-performing loans held for sale	5,107	5,087	159,321
Total non-performing assets, including loans held for sale	$1,377,250	$1,389,573	$1,561,773

Past due loans 90 days and still accruing	$156,775	$156,919	$144,114
Allowance for loan and lease losses	519,687	$540,878	$553,025
Allowance to total non-performing loans held for investment	43.90%	44.76%	44.64%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	63.44%	65.30%	65.30%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10 – Non-Performing Assets by Geography

(Dollars in thousands)	September 30,	June 30,	December 31,
	2011	2011	2010
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$308,998	$325,145	$330,737
Commercial mortgage	140,984	144,668	177,617
Commercial and Industrial	306,723	301,195	307,608
Construction	157,194	166,467	196,948
Finance leases	3,879	3,208	3,935
Consumer	39,828	36,829	43,241
Total non-performing loans held for investment	957,606	977,512	1,060,086

REO	84,417	74,067	67,488
Other repossessed property	14,209	14,715	13,839
Investment securities	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,120,775	$1,130,837	$1,205,956
Non-performing loans held for sale	5,107	5,087	159,321
Total non-performing assets, including loans held for sale	$1,125,882	$1,135,924	$1,365,277
Past due loans 90 days and still accruing	$135,347	$132,491	$142,756

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$14,403	$11,165	$9,655
Commercial mortgage	5,218	7,566	7,868
Commercial and Industrial	6,114	5,689	6,078
Construction	110,007	109,144	16,473
Consumer	442	767	927
Total non-performing loans held for investment	136,184	134,331	41,001

REO	6,499	5,812	2,899
Other repossessed property	136	137	108
Total non-performing assets, excluding loans held for sale	$142,819	$140,280	$44,008
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$142,819	$140,280	$44,008
Past due loans 90 days and still accruing	$15,018	$18,013	$1,358

Florida:
Non-performing loans held for investment:
Residential mortgage	$41,160	$43,855	$51,742
Commercial mortgage	42,124	43,803	31,680
Commercial and Industrial	2,523	3,004	3,557
Construction	3,210	4,675	49,635
Consumer	882	1,261	1,288
Total non-performing loans held for investment	89,899	96,598	137,902

REO	18,598	16,739	14,510
Other repossessed property	52	32	76
Total non-performing assets, excluding loans held for sale	$108,549	$113,369	$152,488
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$108,549	$113,369	$152,488
Past due loans 90 days and still accruing	$6,410	$6,415	$-

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended			Nine-Month Period Ended
(Dollars in thousands)	September 30,	June 30,	September 30,	September 30,	September 30,
	2011	2011	2010	2011	2010

Allowance for loan and lease losses, beginning of period	$540,878	$561,695	$604,304	$553,025	$528,120
Provision (recovery) for loan and lease losses:
Residential mortgage	17,744	12,845	19,961	36,916	80,007
Commercial mortgage	13,324	6,062	15,051	32,767	82,403
Commercial and Industrial	10,437	21,486	27,958	73,409	63,093
Construction	(2,547)	21,354	44,268	41,270	175,638
Consumer and finance leases	7,488	(2,563)	13,244	10,000	37,099
Total provision for loan and lease losses	46,446	59,184	120,482	194,362	438,240
Loans net charge-offs:
Residential mortgage	(15,816)	(8,937)	(13,109)	(29,914)	(44,074)
Commercial mortgage	(3,309)	(3,150)	(11,455)	(37,563)	(48,591)
Commercial and Industrial	(22,526)	(10,763)	(19,926)	(49,577)	(69,721)
Construction	(16,823)	(47,207)	(58,423)	(81,268)	(154,842)
Consumer and finance leases	(9,163)	(9,944)	(13,347)	(29,378)	(40,606)
Net charge-offs	(67,637)	(80,001)	(116,260)	(227,700)	(357,834)
Allowance for loan and lease losses, end of period	$519,687	$540,878	$608,526	$519,687	$608,526

Allowance for loan and lease losses to period end total loans held for investment	4.89%	5.02%	5.00%	4.89%	5.00%
Net charge-offs (annualized) to average loans outstanding during the period	2.50%	2.91%	3.74%	2.72%	3.67%
Provision for loan and lease losses to net charge-offs during the period	0.69x	0.74x	1.04x	0.85x	1.22x

Table 12 – Net Charge-Offs to Average Loans

	Nine-Month Period
	Ended	Year ended
	September 30,	December 31,		December 31,	December 31,	December 31,
	2011	2010		2009	2008	2007

Residential mortgage	1.33%	1.80%	(1)	0.82%	0.19%	0.03%

Commercial mortgage	3.14%	5.02%	(2)	1.64%	0.27%	0.10%

Commercial and Industrial	1.55%	2.16%	(3)	0.72%	0.59%	0.26%

Construction	16.30%	23.80%	(4)	11.54%	0.52%	0.26%

Consumer and finance leases	2.39%	2.98%		3.05%	3.19%	3.48%

Total loans	2.72%	4.76%	(5)	2.48%	0.87%	0.79%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:
First BanCorp
Sara Alvarez, 787-729-8041
Vice President
Corporate Affairs Office
sara.alvarez@firstbankpr.com